Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information, which is referred to as the pro forma financial information, has been prepared to give effect to the stock purchase and merger between Command Security Corporation (“Command”) and Brown Security Industries, Inc. (“BSI”) including BSI’s wholly-owned subsidiaries Rodgers Police Patrol, Inc. and Strategic Security Services, Inc. (the “Transaction”). The pro forma financial information was prepared using the historical consolidated financial statements of Command and BSI.

The unaudited pro forma condensed combined balance sheet as of March 31, 2007 combines the consolidated condensed balance sheets of Command and BSI as of March 31, 2007 and gives effect to the Transaction as if it had occurred on March 31, 2007. The unaudited pro forma condensed combined statement of operations for the fiscal year ended March 31, 2007 combines the statement of operations of Command and BSI for the fiscal year ended March 31, 2007 and gives effect to the Transaction as if it had occurred on April 1, 2006.

Under the provisions of Statement of Financial Accounting Standards (SFAS) No. 141, Business Combinations, Command is treated as the acquirer of BSI for accounting purposes. Accordingly, the combined company will allocate the purchase price paid by Command to the fair value of the BSI assets acquired and liabilities assumed. The pro forma adjustments reflect preliminary estimates of the purchase price allocation under purchase accounting. The final allocation will be based on the actual assets and liabilities that exist as of the closing date of the Transaction. Any additional purchase price allocation to finite lived intangible assets would result in additional amortization expense, which may be significant. The final allocation of the purchase price paid by Command may differ significantly from that reflected in these pro forma financial statements. As a result, the pro forma information is not necessarily indicative of what the combined company’s financial condition or results of operations would have been had the Transaction been completed on the applicable dates of this pro forma financial information. In addition, the pro forma financial information does not purport to project the future financial condition and results of operations of the combined company.

Command stockholders should read the pro forma financial information in conjunction with Command’s audited historical consolidated financial statements, accompanying footnotes and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Command’s Annual Report on Form 10-K for the fiscal year ended March 31, 2007.

 Unaudited Pro Forma Condensed Combined Balance Sheet
March 31, 2007

In thousands			Pro Forma		Pro Forma
	Command	BSI	Adjustments		Combined
Assets:
Cash and cash equivalents	$220	$--	$--		$220
Accounts receivable, net	17,979	1,539	--		19,518
Prepaid expenses	557	146	--		703
Other assets	3,428	42	--		3,470

Total current assets	22,184	1,727	--		23,911
Furniture and equipment at cost, net	529	127	--		656
Intangible assets, net	783	--	2,195	(1)(2)	2,978
Goodwill	--	--	1,000	(1)	1,000
Other assets	1,834	10	--		1,844
Total assets	$25,330	$1,864	$3,195		$30,389

Liabilities:					$
Checks issued in advance of deposits	$1,760	$11	--		$1,771
Current maturities of long-term debt	247	11	--		258
Current maturities of obligations under capital leases	17	--	--		17
Short-term borrowings	8,487	107	1,738	(4)	10,332
Accounts payable	640	735	195	(2)	1,570
Accrued expenses and other liabilities	4,520	313	--		4,833

Total current liabilities	15,671	1,177	1,933		18,781
Insurance reserves	539	--	--		539
Long-term debt, due after one year	6	--	--		6
Deferred income taxes	--	28	--		28
Obligations under capital leases, due after one year	10	--	--		10
Total liabilities	16,226	1,205	1,933		19,364

Stockholders’ equity:
Common stock	1	15	(15)	(3)	1
Accumulated other comprehensive income	13	--	--		13
Additional paid-in capital	13,890	--	1,921	(4)	15,811
Retained earnings (accumulated deficit)	(4,800	644	(644)	(3)	(4,800
Total stockholders’ equity	9,104	659	1,262		11,025

Total liabilities and stockholders’ equity	$25,330	$1,864	$3,195		$30,389

See accompanying notes to unaudited pro forma condensed combined financial statements, including Note 2 for an explanation of the unaudited pro forma adjustments.

Unaudited Pro Forma Condensed Combined Statement of Operation

In thousands, except per share amounts	Command	BSI	Pro Forma Adjustments		Pro Forma Combined

Revenues	$93,823	$11,142	$--		$104,965

Cost of revenues	80,157	9,187	--		89,344

Gross profit	13,666	1,955	--		15,621

Operating expenses General and administrative	12,531	2,070	69	(1)(2)	14,670

Operating income (loss)	1,135	(115)	(69)		951

Interest income	226	13	--		239
Interest expense	(568)	(13)	(140)	(3)	(721)
Other	(3)	3	--		--
Income (loss) before income tax benefit	790	(112)	(209)		469
Benefit for income taxes	450	29	90	(4)	569

Net income (loss)	$1,240	$(83)	$(119)		$1,038

Net income per common share
Basic	$.12	$--	$--		$.10
Diluted	$.12	$--	$--		$.09

Weighted average number of common shares outstanding
Basic	10,138	--	664		10,802
Diluted	10,621	--	664		11,285

See accompanying notes to unaudited pro forma condensed combined financial statements, including Note 2 for an explanation of the unaudited pro forma adjustments.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Note 1 - Basis of Presentation

The unaudited pro forma condensed combined balance sheet as of March 31, 2007 gives effect to the Transaction as if it had occurred on March 31, 2007. The unaudited pro forma condensed combined statement of operations for the fiscal year ended March 31, 2007 gives effect to the Transaction as if it had occurred on April 1, 2006.

The unaudited pro forma condensed combined financial statements, which are referred to as pro forma financial statements, are based on the historical financial statements of Command and BSI and give effect to the Transaction under the purchase method of accounting. As a result, the pro forma financial statements are based on assumptions and adjustments, including assumptions relating to the allocation of the consideration paid for the assets acquired and liabilities assumed from BSI based on preliminary estimates of fair value. The final purchase price allocation may differ from that reflected in the pro forma financial statements after valuation procedures are performed and amounts are finalized following the completion of the Transaction.

The pro forma adjustments are preliminary and have been made solely for purposes of developing the pro forma financial statements for illustrative purposes. The Transaction’s impact on the actual results reported by the combined company in periods following the Transaction may differ significantly from that reflected in these pro forma financial statements. The pro forma financial statements do not give effect to any potential cost savings or operating synergies that Command and BSI expect to result from the Transaction, nor do they give effect to any potential costs to be incurred in integrating the two companies.

Note 2 - Unaudited Pro Forma Adjustments

The purchase price allocation included in the pro forma financial statements is preliminary and is based on information that was available to Command’s management at the time the pro forma financial statements were prepared. The final allocation will be based on the actual assets and liabilities that exist as of the closing date of the Transaction and fair values will be determined based on appropriate valuation methodologies. The final allocation of the purchase price paid by Command may differ significantly from that reflected in these pro forma financial statements. As a result, the pro forma information is not necessarily indicative of what the combined company’s financial condition or results of operations would have been had the Transaction been completed on the applicable date of this pro forma financial information. In addition, the pro forma condensed combined financial information does not purport to project the future financial condition and results of operations of the combined company.

(a)	Unaudited Pro Forma Condensed Combined Balance Sheet

Under the provisions of Statement of Financial Accounting Standards No. 141, Business Combinations, Command is treated as the acquirer of BSI for accounting purposes. Accordingly, the combined company will allocate the purchase price paid by Command to the fair value of the BSI assets acquired and liabilities assumed.

Command purchased from the Rodgers Police Patrol, Inc./Strategic Security Services, Inc. Employee Stock Ownership Plan and Trust Agreement (the “ESOP”) 30% of the issued and outstanding shares of common stock of BSI for a purchase price of (i) $900,000 plus (ii) 30% of BSI’s consolidated tangible net worth, as defined in the Amended and Restated Stock Purchase Agreement, subject to adjustment, and in each case paid or payable in cash.

Immediately after the closing of the stock purchase described above, Command merged BSI into Command Security Services, Inc., a New York corporation that is a wholly-owned subsidiary of Command (“CSS”), and BSI’s wholly-owned subsidiaries Rodgers Police Patrol, Inc. and Strategic Security Services, Inc. became wholly-owned subsidiaries of CSS. Pursuant to an Amended and Restated Agreement and Plan of Merger (the “Merger Agreement”), Command issued to BSI’s shareholders an aggregate of (i) $2,100,000 plus (ii) 70% of BSI’s consolidated tangible net worth, as defined in the Merger Agreement, subject to adjustment as provided in the Merger Agreement (such consideration is referred to herein as the “Merger Consideration”). Command paid 25% of the Merger Consideration in cash and 75% of the Merger Consideration by the delivery of shares of Command’s common stock, valued at a price per share of $2.906, representing the average closing price of Command’s common stock on the OTC Bulletin Board for the five consecutive trading days immediately preceding the date that the Merger Agreement was initially executed and delivered by the parties thereto.

(1)    The allocation of purchase price to acquired assets and assumed liabilities is preliminary and subject to the final outcome of analyses yet to be completed. The actual amounts recorded may differ materially from the pro forma amounts presented herein. The residual amount of the purchase price has been allocated to goodwill as shown below (in thousands):

Aggregate purchase price of the Transaction	$3,000
Tangible net worth	659
Transaction costs to be paid by Command	195
Aggregate consideration	3,854

Less: Book value of the BSI net assets acquired and liabilities assumed as of March 31, 2007 (excludes goodwill)	(659)
Increase to net intangible assets	(2,195)
Residual amount of purchase price allocated to goodwill	$1,000

In the security industry, transactions involving the sale of customer accounts are frequently valued as a multiple of recurring monthly revenue (“RMR”). The fair value of BSI’s customer accounts is estimated at a multiple of 3.27 times RMR. This estimate is thought to be reasonable based on a review of available data on other transactions involving the sale of RMR in the security industry.

The pro forma adjustments reflect preliminary estimates of the purchase price allocation under purchase accounting which may change upon the completion of valuation studies. At March 31, 2007, BSI had approximately $.9 million of RMR. A one times increase in the multiple used to value these intangibles would result in an increase of $.9 million to customer accounts. Conversely, a one times decrease in the multiple used would result in a $.9 decrease to customer accounts. The offset to changes to these valuations would generally be to the residual purchase price allocated to goodwill and would also result in changes to the amortization of the respective intangible asset.

(2)    Represents the estimated transaction costs related to the Transaction to be paid by Command (which primarily includes professional fees for financing, legal and accounting costs) totaling $195,000.

(3)    Represents the elimination of BSI’s historical stockholders’ equity totaling $644,000 and common stock totaling $15,000 as of March 31, 2007.

(4)    Reflects the consideration paid for the Transaction as follows:

Purchase price of BSI stock from the ESOP	$900,000
Purchase price under the Merger Agreement	2,100,000
Tangible net worth	659,000
Aggregate purchase price	3,659,000
Less: Payable to ESOP in cash (30%)	1,097,700
Balance payable as Merger Consideration	2,561,300
Less: Merger Consideration payable in cash (25%)	640,325
Merger Consideration payable in stock	$1,920,975

(b)	Unaudited Pro Forma Condensed Combined Statement of Operations

(1)    Reflects amortization of $219,000 of the newly allocated values of intangibles acquired as part of the Transaction’s purchase price allocation. Intangible assets are stated at cost and consist primarily of customer lists which are being amortized on a straight-line basis over ten years. The life assigned to customer lists acquired is based on management's estimate of the attrition rate. The attrition rate is estimated based on historical contract longevity and management's operating experience.

The amortization rate used for pro forma purposes is preliminary and subject to change. A change to the amortization rate will result in a change in amortization expense which may be significant.

(2)    Reflects elimination of $150,000 salary paid to an employee/shareholder of BSI during the fiscal year ended March 31, 2007 who gave Command notice of his intention to terminate employment in connection with the Transaction.

(3)    Represents interest expense totaling approximately $140,000, calculated at 8.00%, on approximately $1,738,000 of additional borrowings for the cash portion of the Transaction’s purchase price.

(4)    Represents a benefit for income taxes calculated at Command’s Federal and State statutory rates of 34% and 9%, respectively.

Note 3 - Unaudited Pro Forma Combined Earnings Per Common Share

Unaudited pro forma combined earnings per common share are computed in accordance with SFAS No. 128, “Earnings Per Share.” Pro forma combined basic and diluted earnings per Command common share is computed by dividing: (i) pro forma combined net earnings by (ii) weighted average number of Command common shares outstanding during the period as if the Transaction had occurred on April 1, 2006.

The weighted number of shares of Command’s common stock outstanding during the period as if the Transaction had occurred on April 1, 2006 were increased by 664,000 shares calculated as the merger consideration payable in stock of $1,930,950 divided by $2.906 (see Note 2).

The unaudited pro forma combined basic and diluted earnings per share of common stock do not purport to be indicative of the actual results that would have been achieved by the combined company for the periods presented or that will be achieved by the combined company in the future.